Exhibit 99.1

 The TJX Companies, Inc. Reports 62% Increase in Fourth Quarter EPS;
                 Full Fiscal Year 2004 EPS Rises 19%

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 25, 2004--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 31, 2004. For the 53-week fiscal year, diluted earnings per share increased to $1.28, a 19% increase over $1.08 per share in the prior 52-week fiscal year. Net income was $658 million, a 14% increase over the $578 million reached last year. Net sales for the 53-week fiscal year were $13.3 billion, up 11% over the previous 52-week year, and consolidated comparable store sales increased 1% on a comparable 52- to 52-week basis.
    For the 14-week fiscal 2004 fourth quarter, diluted earnings per share increased to $.47, up 62% over the prior year's 13-week fourth quarter earnings per share of $.29. Net income increased significantly to $239 million and sales increased to $4.1 billion. Consolidated comparable store sales increased 3% in the fourth quarter on a comparable 13- to 13-week basis.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "2003 was a year of many accomplishments for TJX. I am very pleased that we achieved EPS growth of 19%, which was in the higher end of the range that we anticipated a year ago. I am also delighted that our strong results led to a 44% after-tax return on average shareholders' equity, with 2003 marking the fifth consecutive year that we have achieved an after-tax ROE of 42% or greater. While comparable store sales were below our expectations, our new stores across all of our divisions posted excellent results, which bodes well for the future growth of our Company. We added 219 stores company-wide and grew our selling square footage base by 10% from our existing concepts and, with the acquisition of Bob's Stores, ended the year with 2,062 stores worldwide. Our largest division, The Marmaxx Group, delivered very solid results and each of our younger businesses exceeded its bottom-line goal for the year. Our fourth quarter and full year results were also benefited by favorable currency conversion rates and the addition of an extra week in this year's fiscal calendar."
    English continued, "At The Marmaxx Group, the internal combination of T. J. Maxx and Marshalls, segment profit for 2003 increased to $962 million, up 8% over the $888 million earned last year. Marmaxx's full year segment profit margin increased to 9.7% of sales, exceeding our plan. Total sales for the year were $9.9 billion and comparable store sales for the year decreased 1% on a comparable week basis. Although we had higher comparable store sales expectations for Marmaxx, we are very pleased with its excellent bottom-line performance. For the fourth quarter, segment profit was $311 million, 50% above last year's $208 million. Marmaxx's fourth quarter segment profit margin increased to 10.6%, well above the prior year's level. Comparable store sales for the quarter were flat on a comparable week basis versus last year. Marmaxx's exceptionally strong margin performance in the face of a very promotional retail landscape is a testament to this division's sharp execution of its merchandising and inventory strategies. Marmaxx did an excellent job of maintaining strong merchandise margins, taking advantage of our expanded distribution capacity to make even closer-to-need buys this year, enhancing our competitive edge. Marmaxx was also successful in controlling expenses in 2003. We netted 76 additional stores in 2003 to end the year with 1,418 stores and added 6% more selling square footage. Our plans are to increase store count for The Marmaxx Group by 60 stores in 2004 and grow our selling square footage by 5%.
    "Sales for Winners and HomeSense, our Canadian divisions, topped the billion-U.S.-dollar mark, totaling $1.1 billion, a 36% increase. Comparable store sales on a comparable week basis increased by 19% in U.S. dollars and 4% in local currency, which we believe more closely reflects our operating performance. Segment profit margin was 9.9% and segment profit increased 25% to $107 million, reflecting the growth of our Canadian operations and the favorable exchange rate. In the fourth quarter, comparable store sales on a comparable week basis increased 25% in U.S. dollars and were up 5% in local currency. For the fourth quarter, segment profit grew to $41 million, due to Winners' solid margin performance and, to a lesser extent, the benefit of the foreign exchange rate. We are pleased with the continued growth of our Winners and HomeSense chains across Canada. In 2003, we opened our first superstores, combining a Winners and HomeSense in one retail location, with great success. We added 14 Winners stores in 2003, bringing its year-end total to 160. In addition, this division successfully added 10 HomeSense stores, to end the year with 25 stores. We grew selling square footage of our Canadian business by 14%. In 2004, we plan to add 8 Winners and 15 HomeSense stores and grow their combined selling square footage by 13%.
    "Each of our younger divisions posted excellent results. Beginning with HomeGoods, this division outpaced our bottom-line expectations by achieving a segment profit increase of 55% to $50 million and a segment profit margin of 5.7% for the year. Total sales reached $877 million and HomeGoods' comparable store sales on a comparable week basis increased 1% for the year. While this sales performance did not meet our expectations, we are extremely pleased with this division's ability to deliver on the bottom line. HomeGoods exhibited excellent execution of its merchandising and inventory strategies in 2003 and exceeded our profit objectives. For the fourth quarter, while comparable store sales on a comparable week basis decreased 1%, segment profit increased 56% and segment profit margin grew to 7.9%. We added 40 HomeGoods to our store base during the year, bringing our year-end total to 182, and increased our selling square footage by 25%. We will continue rolling out new stores in the freestanding and superstore format in 2004, and expect to add 40 stores to the HomeGoods chain. We plan to increase HomeGoods' selling square footage by 20% during the year."
    English continued, "T.K. Maxx, in the U.K. and Ireland, had an outstanding year, exceeding our sales and profit expectations, while successfully expanding its selling square footage base. Sales for the year totaled $992 million with comparable store sales on a comparable week basis increasing 16% in U.S. dollars and up 6% in local currency. Segment profit increased 37% to $59 million. In the fourth quarter, comparable store sales on a comparable week basis increased 16% in U.S. dollars and were up 5% in local currency while segment profit increased to $32 million in the fourth quarter. T.K. Maxx's profit growth in both periods was driven by strong execution of its merchandising and inventory strategies, its continued levering of expenses as this business grows, and to a lesser extent, the favorable foreign exchange rate. T.K. Maxx made excellent use of mezzanine floor space, adding more selling square footage with little additional rental costs. T.K. Maxx added 24 stores in 2003 to end the year with 147 stores and increased its selling square footage by 24%. We plan to open 25 T.K. Maxx stores in 2004 and increase this division's selling square footage by 26%.
    "A.J. Wright also had a very successful year, far surpassing our bottom-line expectations and achieving profitability for the first time. This young division also continued to successfully add new stores, growing its store base by 32%. For the year, A.J. Wright increased total sales to $422 million and comparable store sales on a comparable week basis increased by 8%. Segment profit exceeded our expectations, reaching $1.7 million. In the fourth quarter, comparable store sales on a comparable week basis increased 3%. We are very pleased with the successful growth of this concept, as it continues to take hold with moderate-income customers, offering them a unique off-price shopping experience. A.J. Wright netted 24 additional stores in 2003, ending the year with 99 stores and 31% more selling square footage. We plan to add 32 new A.J. Wright stores in 2004 and increase its selling square footage base by 31%.
    "In 2003, our strong operations and significant returns on investment continued to result in our generating excess cash, which we utilized to fund all of our organic growth, acquire Bob's Stores, and continue our aggressive share buyback program. During the year, we spent $515 million on share repurchases and retired 27 million shares. In 2004, we expect to continue our sizable buyback program with planned spending of an additional $550 million."
    English concluded, "As we begin 2004, I am very confident in our ability to continue growing our business this year and well into the future. We will continue to expand our existing businesses and are very excited about the great growth potential of our younger businesses. New stores across all divisions are performing extremely well. With our liquid inventories, we are well positioned to continue to capitalize upon the abundant buying opportunities in the marketplace and offer our customers the best off-price values. Our very strong financial position continues to serve as a foundation with which to grow in 2004 and beyond."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 745 T.J. Maxx, 673 Marshalls, 182 HomeGoods, and 99 A.J. Wright stores, as well as 31 Bob's Stores, in the United States. In Canada, the Company operates 160 Winners and 25 HomeSense stores, and in Europe, 147 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    At 11:00 a.m. EST today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2004 year-end results, operations and business trends, and expectations for fiscal 2005. A real-time webcast of the call will be available at the Company's website, www.tjx.com, and will remain available through Wednesday, March 3, 2004. Thereafter, an archived version of the call will be available at www.tjx.com. A replay of the call will also be available by dialing 888-566-0599 through Wednesday, March 3, 2004. Additionally, the Company expects to release its February 2004 sales on Thursday, March 4, 2004, at approximately 8:15 a.m. EST. Concurrent with that press release, a recorded message with more detailed information regarding TJX's February sales results, operations and business trends will be available via the phone at (703) 736-7248 and at the Company's website, www.tjx.com, through Thursday, March 11, 2004. Thereafter, an archived version of that call will be available at www.tjx.com.
    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions including effects of wars, other military actions and terrorist incidents; consumer confidence, demand and preferences; weather patterns; competitive factors, including continuing pressure from pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store and distribution center locations on suitable terms; recruiting quality sales associates and other associates; the availability, selection and purchasing of attractive merchandise on favorable terms and the effective management of inventory levels; import risks, including potential disruptions in supply and duties, tariffs and quotas on imported merchandise, including economic, political or other problems in countries from which merchandise is imported; currency and exchange rate factors in our foreign and buying operations; ability to continue successful expansion of our store base at the rate projected; risks in the development of new businesses and application of our off-price strategies in additional foreign countries; factors affecting expenses including pressure on wages and benefits; our acquisition and divestment activities; our ultimate liability with respect to leases relating to discontinued operations including indemnification and other factors affecting or mitigating our liability; changes in laws and regulations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.



        THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                          FINANCIAL SUMMARY
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                           14 Weeks      13 Weeks
                                              Ended         Ended
                                         January 31,   January 25,
                                                2004          2003
Net sales                                 $4,105,597    $3,505,481

Cost of sales, including buying and
    occupancy costs                        3,108,457     2,721,877
Selling, general and administrative
    expenses                                 609,315       527,646
Interest expense, net                          5,816         5,903

Income before provision for income taxes     382,009       250,055
Provision for income taxes                   143,270        95,752

Net income                               $   238,739   $   154,303

Diluted earnings per share:
  Net income                                 $   .47    $      .29

Cash dividends declared per share            $  .035    $      .03

Weighted average shares for diluted
  earnings per share computation         508,012,320   529,292,524



        THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                          FINANCIAL SUMMARY
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                            53 Weeks      52 Weeks
                                               Ended         Ended
                                         January 31,   January 25,
                                                2004          2003
Net sales                                $13,327,938   $11,981,207

Cost of sales, including buying and
    occupancy costs                       10,077,194     9,079,579
Selling, general and administrative
    expenses                               2,155,166     1,938,531
Interest expense, net                         27,252        25,373

Income before provision for income taxes   1,068,326       937,724
Provision for income taxes                   409,961       359,336

Net income                              $    658,365   $   578,388

Diluted earnings per share:
  Net income                            $       1.28   $      1.08

Cash dividends declared per share       $        .14   $       .12

Weighted average shares for diluted
  earnings per share computation         512,873,818   537,739,759



        THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                             (Unaudited)
                            (In Millions)
                                               January 31, January 25,
                                                      2004        2003
ASSETS
Current assets:
  Cash and cash equivalents                      $   246.4   $   492.3
  Accounts receivable and other current assets       254.7       175.8
  Current deferred income taxes, net                   9.0         9.0
  Merchandise inventories                          1,941.7     1,563.4

     Total current assets                          2,451.8     2,240.5

Property and capital leases, net of depreciation   1,642.2     1,407.6
Other assets                                         119.5       113.2
Goodwill and tradename, net of amortization          183.3       179.2

     TOTAL ASSETS                                 $4,396.8    $3,940.5


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt         $     5.0  $     15.0
  Accounts payable                                   960.4       817.6
  Accrued expenses and other current liabilities     725.2       677.1

     Total current liabilities                     1,690.6     1,509.7


Other long-term liabilities                          365.2       314.9
Non-current deferred income taxes, net               123.8        42.0
Long-term debt                                       664.8       664.8

Shareholders' equity                               1,552.4     1,409.1

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $4,396.8    $3,940.5




        THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                            (In Millions)
                                                  53 Weeks 52 Weeks
                                                     Ended    Ended
                                               January 31, January 25,
                                                      2004     2003

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $658.4   $578.4
  Depreciation and amortization                      238.4    207.9
  Deferred income tax provision                       84.4     72.1
  (Increase) in accounts receivable and
    other current assets                             (63.2)   (28.2)
  (Increase) in merchandise inventories             (310.7)   (85.6)
  Increase in accounts payable                       118.8     45.6
  Increase in accrued expenses and other liabilities  20.0    133.1
  Other, net                                          24.4    (14.7)

Net cash provided by operating activities            770.5    908.6

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                (409.1)  (396.7)
  Acquisition of Bob's, net of cash acquired         (57.1)        -
  Other                                                 .6       .5

Net cash (used in) investing activities             (465.6)  (396.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt               (15.0)        -
  Payments for repurchase of common stock           (520.7)  (481.7)
  Cash dividends paid                                (68.9)   (60.0)
  Other                                               57.8     32.6

Net cash (used in) financing activities             (546.8)  (509.1)

Effect of exchange rate changes on cash               (4.0)    (3.8)

Net (decrease) in cash and cash equivalents         (245.9)     (.5)
Cash and cash equivalents at beginning of year       492.3    492.8

Cash and cash equivalents at end of year            $246.4   $492.3



        THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                             (Unaudited)
                            (In Thousands)

                                                 14 Weeks    13 Weeks
                                                    Ended       Ended
                                              January 31,  January 25,
Net sales:                                           2004        2003
  Marmaxx                                      $2,948,358  $2,699,983
  Winners(a)                                      344,186     235,709
  T.K. Maxx                                       361,717     247,273
  HomeGoods                                       287,267     221,178
  A.J. Wright                                     139,997     101,338
  Bob's Stores(b)                                  24,072          -
                                               $4,105,597  $3,505,481
Segment profit or (loss):
  Marmaxx                                     $   311,069   $ 208,022
  Winners(a)                                       40,519      26,631
  T.K. Maxx                                        32,452      27,779
  HomeGoods                                        22,752      14,583
  A.J. Wright                                       4,111        (670)
  Bob's Stores(b)                                  (4,970)          -
                                                  405,933     276,345

General corporate expense                          18,108      20,387
Interest expense, net                               5,816       5,903

Income before provision for income taxes      $   382,009   $ 250,055

 (a)Includes the operating results of HomeSense.
 (b)Bob's Stores results are for the period
    December 24, 2003 (date of acquisition)
    through January 31, 2004.

Stores in operation:
  T.J. Maxx                                           745         713
  Marshalls                                           673         629
  Winners                                             160         146
  HomeGoods                                           182         142
  T.K. Maxx                                           147         123
  A.J. Wright                                          99          75
  HomeSense                                            25          15
  Bob's Stores                                         31           -
     Total                                          2,062       1,843



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                               53 Weeks      52 Weeks
                                                  Ended         Ended
                                            January 31,   January 25,
Net sales:                                         2004          2003
  Marmaxx                                   $ 9,937,206 $   9,485,582
  Winners(a)                                  1,076,333       793,202
  T.K. Maxx                                     992,187       720,141
  HomeGoods                                     876,536       705,072
  A.J. Wright                                   421,604       277,210
  Bob's Stores(b)                                24,072        -
                                            $13,327,938   $11,981,207
Segment profit or (loss):
  Marmaxx                                   $   961,632 $     887,944
  Winners(a)                                    106,745        85,301
  T.K. Maxx                                      59,059        43,044
  HomeGoods                                      49,836        32,128
  A.J. Wright                                     1,692       (12,566)
  Bob's Stores(b)                                (4,970)       -
                                              1,173,994     1,035,851

General corporate expense                        78,416        72,754
Interest expense, net                            27,252        25,373

Income before provision for income taxes    $ 1,068,326 $     937,724

 (a)Includes the operating results of HomeSense.
 (b)Bob's Stores results are for the period
    December 24, 2003 (date of acquisition)
    through January 31, 2004.

Stores in operation:
  T.J. Maxx                                         745           713
  Marshalls                                         673           629
  Winners                                           160           146
  HomeGoods                                         182           142
  T.K. Maxx                                         147           123
  A.J. Wright                                        99            75
  HomeSense                                          25            15
  Bob's Stores                                       31             -
     Total                                        2,062         1,843


The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1.  During the fourth quarter ended January 31, 2004, TJX repurchased
    5.7 million shares of its common stock, at a cost of $125.7 million. During the twelve months ended January 31, 2004, TJX repurchased 26.8 million shares for a cost of $515.3 million. Through January 31, 2004, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 43.0 million shares at a cost of $818.6 million.

2. On December 24, 2003 TJX completed the acquisition of certain assets of Bob's Stores for approximately $58 million. TJX purchased the assets relating to 31 Bob's Stores and assumed certain liabilities. The operating results of Bob's after December 23, 2003 have been included in TJX's consolidated financial statements.

3. Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current year's presentation.


    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323